Exhibit 10.1

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT, dated as of August 3, 2018 and effective as of July 31, 2018, by and between MEDALLION FINANCIAL CORP., a Delaware corporation having an address of 437 Madison Avenue, New York, New York 10022 (the “Borrower”), MEDALLION FUNDING LLC, a New York limited liability company, with its chief executive office located at 437 Madison Avenue, New York, New York 10022 (the “Guarantor”), and STERLING NATIONAL BANK, a national banking association having an address of 500 Seventh Avenue, New York, New York 10018 (the “Bank”).

W I T N E S S E T H:

WHEREAS, Borrower and Guarantor have executed and delivered to the Bank various loan documents, instruments and agreements, including, but not limited to, an Amended and Restated Loan and Security Agreement dated March 28, 2011, as amended (as same may be further modified, amended, supplemented or restated from time to time, the “Original Loan Agreement”), pursuant to which the Bank has agreed to extend certain credit and make certain loans to the Borrower (all such documents, agreements, and instruments executed by the Borrower and Guarantor, including all extensions and/or modifications, if any, hereinafter collectively referred to as the “Original Loan Documents”);

WHEREAS, extensions of credit were made by the Bank pursuant to the Loan Documents; and

WHEREAS, the term of the Facility A Revolving Loan under the Original Loan Documents matures on July 31, 2018; and

WHEREAS, the Bank has agreed to extend the term of the Original Loan Documents for a 120 day period and modify the existing financial covenants for a 120 day period to allow the Borrower, the Guarantor and the Bank to document an extension through June 30, 2019, all in accordance with the following terms and conditions which are agreeable to the Borrower and Guarantor as evidenced by their execution of this Loan Modification Agreement;

WHEREAS, on July 23, 2018 Medallion Fine Art, Inc. (“MFA”) paid to the Bank the proceeds from the sale of certain art work, which fully paid and satisfied MFA’s obligations to the Bank pursuant to that certain Guaranty dated August 11, 2016 and MFA was released from all of its obligations to the Bank pursuant to such Guaranty as evidenced by that certain Lien Release dated July 23, 2018 given by the Bank to MFA;

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1. DEFINITIONS.

1.1    Existing Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Original Loan Documents.

1.2    References to Loan Documents. The Original Loan Documents and this Loan Modification Agreement are collectively referred to hereafter as the “Loan Documents”.

SECTION 2. ACKNOWLEDGMENTS AND FINANCIAL COVENANTS.

2.1    Term. Borrower acknowledges, confirms and agrees the term of the Facility A Maturity Date is hereby extended to November 30, 2018. Accordingly, Section 11 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“11.    Maturity Date

Facility A Maturity Date: November 30, 2018.”

2.2    Facility A Maximum Facility Amount. Borrower acknowledges, confirms and agrees the amount of the Facility A Maximum Facility Amount is hereby reduced to $11,005,000.00. Accordingly, Section 12 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“12.    Maximum Facility Amounts

Facility A Maximum Facility Amount: $11,005,000.00.

Facility B Maximum Facility Amount: $0.00

2.3    Definition of Leverage Ratio. Borrower acknowledges, confirms and agrees the definition of Leverage Ratio shall be amended to be based upon Shareholders’ Equity and not Tangible Net Worth. Accordingly, the definition of Leverage Ratio in Section 18 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“Leverage Ratio” shall mean, the ratio as of the last day of the immediately preceding fiscal period of (i) Total Debt as of such date, to (ii) Shareholders’ Equity as of such date.

2.4    Acknowledgment of Secured Obligations. Borrower acknowledges, confirms and agrees that (a) as of the close of business on July 30, 2018, the aggregate outstanding principal amount of the Facility A Revolving Loan is $11,004,852.29, (b) such amount, together with all interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrower to Bank under the Facility A Revolving Loan, is unconditionally owing by Borrower to Bank without offset, defense or counterclaim of any kind, nature or description whatsoever and (c) its obligation and liability for the payment and performance of the Obligations pursuant to the Loan Documents is unconditionally owing to Bank without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.5    Acknowledgment of Security Interests.

(a)    Borrower hereby acknowledges, confirms and agrees that Bank has and shall continue to have valid, enforceable and perfected liens upon and security interests in the Collateral upon or in which Bank has been granted or holds a lien or security interest.

(b)     To further secure the payment and performance of all Obligations owed to the Bank by the Borrower, Guarantor hereby acknowledges and reaffirms all guarantees previously executed and delivered to the Bank, said guarantees being continuing from the date of execution thereof until all Obligations have been paid and discharged in full and until released in full by the Bank in writing. If requested by the Bank in its reasonable discretion, Guarantor shall execute and deliver to the Bank such further written guarantees as shall be mutually agreeable as between the Bank and the Guarantor. The Bank shall be under no obligation to proceed against the Borrower before proceeding directly against any Guarantor in any order determined by the Bank.

2.6    Binding Effect of Documents. Borrower and Guarantor hereby acknowledge, confirm and agree that: (i) each Loan Document to which they are a party has been duly executed and delivered by them to Bank and are in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower and Guarantor contained in the Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with the terms thereof, and Borrower and Guarantor have no valid defenses to the enforcement of such obligations, and (iii) Bank is and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents. The Borrower and Guarantor acknowledge MFA has fully paid and satisfied its obligations and it does not affect the Borrower’s or the Guarantor’s obligations under the Loan Documents.

2.7    Financial Covenants. The Bank hereby agrees that the Borrower shall comply with the following financial covenants commencing with the period ending on September 30, 2018 and such financial covenants shall be enforced for all for all periods thereafter:

(a)    The Borrower shall not permit the Leverage Ratio to be greater than 5.00 to 1.00 at any time;

(b)    The Borrower shall not have Earnings of less than $0 (i) in each of two (2) consecutive fiscal quarters commencing with the fiscal quarter ending on September 30 and (ii) for its fiscal year end commencing with the fiscal year ending on December 31, 2019;

(c)    The Borrower shall not permit its minimum Shareholders’ Equity to be less than Two Hundred Million Dollars ($200,000,000) at any time; and

(d)    The Borrower shall not permit its Tangible Net Worth to be less than Thirty Million Dollars ($30,000,000) at any time.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In addition to the continuing covenants and agreements at any time made by Borrower to Bank pursuant to the Loan Documents, Borrower represents, warrants and covenants with and to Bank as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof):

3.1    Authorization, Execution and Delivery. This Loan Modification Agreement has been duly authorized, executed and delivered by all necessary action on the part of Borrower, and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

3.2    Accuracy of Existing Representations and Warranties. All of the representations and warranties made by Borrower set forth in the Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

3.3    No Default. As of the date of this Loan Modification Agreement and after giving effect hereto, no Event of Default exists or has occurred and is continuing.

SECTION 4. RELEASE AND OTHER MATTERS.

4.1    Release.

(a)    In consideration of the agreements of Bank contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Guarantor, on behalf of themselves and their respective successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Bank, its successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Bank and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, Guarantor, or their respective successors, assigns or other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Loan Modification Agreement, in connection with the Loan Documents, as amended and supplemented through the date hereof.

(b)    Borrower and Guarantor understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Borrower and Guarantor agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

4.2    Covenant Not to Sue. Borrower and Guarantor, on behalf of themselves and their respective successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenant and agree with each Releasee that Borrower or such Guarantor will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged pursuant to Section 4.1 above. If Borrower or Guarantor violates the foregoing covenant, such violating party agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

SECTION 5. PROVISIONS OF GENERAL APPLICATION

5.1    Effect of this Loan Modification Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of a conflict between the terms of this Loan Modification Agreement and the other Loan Documents, the terms of this Loan Modification Agreement shall control.

5.2    Binding Agreement; No Third Party Beneficiaries. This Loan Modification Agreement shall be binding upon and inure to the benefit of Bank, Borrower, Guarantor and their respective successors and assigns. This Loan Modification Agreement is solely for the benefit of Bank, Borrower, Guarantor and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Loan Modification Agreement.

5.3    Costs and Expenses. In addition to all other fees and expenses payable by Borrower to Bank under the Loan Documents, Borrower shall reimburse Bank for all costs and expenses, including legal fees and expenses, incurred by Bank in the preparation of this Loan Modification Agreement.

5.4    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Loan Modification Agreement.

5.5    Governing Law. The validity, interpretation and enforcement of this Loan Modification Agreement whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

5.6    Waiver of Jury Trial. To the fullest extent permitted by applicable law, Borrower and Guarantor each hereby irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under this Loan Modification Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Loan Modification Agreement or the transactions contemplated hereby, in each instance whether now existing or hereafter arising and whether in contract, tort, equity or otherwise.

5.7    Counterparts. This Loan Modification Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Loan Modification Agreement by telefacsimile or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Loan Modification Agreement. In making proof of this Loan Modification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be duly executed and delivered by their authorized officers as of the day and year first above written.

STERLING NATIONAL BANK

By:	/s/ Mark J. Long
Mark J. Long
Senior Vice President

Acknowledged and Agreed dated as of August 3, 2018 and effective as of July 31, 2018:

BORROWER:

MEDALLION FINANCIAL CORP.

By:	/s/ Larry D. Hall
Name: Larry D. Hall
Title: Chief Financial Officer

GUARANTOR:

MEDALLION FUNDING LLC

By:	/s/ Thomas J. Munson
Name: Thomas J. Munson
Title: EVP